As filed with the Securities and Exchange Commission on April 30, 2009
Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
NOBLE ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	73-0785597
(State of Incorporation)	(IRS Employer Identification No.)

100 Glenborough Drive, Suite 100 Houston, Texas (Address of Principal Executive Offices)	77067 (Zip Code)
Noble Energy, Inc. 1992 Stock Option and Restricted Stock Plan
(Full title of the Plan)

Chris Tong	Copy to:
Chief Financial Officer Noble Energy, Inc. 100 Glenborough, Suite 100 Houston, Texas 77067 (Name and address of agent for service)	Joe Dannenmaier Harry R. Beaudry Thompson & Knight LLP 333 Clay Street, Suite 3300 Houston, Texas 77002 (713) 654-8111

(281) 872-3100 (Telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

Title of securities	Amount	Proposed maximum	Proposed maximum	Amount
to be	to be	offering price	aggregate	of
registered	registered (1)(2)	per share (3)	offering price (3)	registration fee
Common Stock, $3.33 1/3 par value per share	2,000,000 shares	$58.52	$117,040,000	$6,531

(1)	Registrant is registering 2,000,000 shares under the Noble Energy, Inc. 1992 Stock Option and Restricted Stock Plan pursuant to this Registration Statement.

(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also include such additional indeterminate number of shares of common stock as may become issuable under the plans as a result of stock splits, stock dividends or similar transactions.

(3)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and (h)(1) under the Securities Act of 1933, as amended, on the basis of the average of the high and low prices of the common stock of Registrant reported on the New York Stock Exchange for April 27, 2009.

INTRODUCTION
     Noble Energy, Inc. (“Noble Energy,” “we,” “us” or “our”) is filing this Registration Statement for the purpose of registering 2,000,000 additional shares of our common stock for issuance under the terms of the Noble Energy, Inc. 1992 Stock Option and Restricted Stock Plan. The contents of Registration Statement No. 333-143203 relating to the 1992 Plan filed by the Registrant with the Securities and Exchange Commission (the “Commission”) on May 23, 2007, the contents of Registration Statement No. 333-108162 relating to the 1992 Plan filed by the Registrant with the Commission on August 22, 2003, the contents of Registration Statement No. 333-54084 relating to the 1992 Plan filed by the Registrant with the Commission on November 2, 1992 and the contents of Registration Statement No. 333-39299 relating to the 1992 Plan filed by the Registrant with the Commission on October 31, 1997, including all exhibits thereto, are incorporated herein by reference pursuant to General Instruction E to Form S-8, except as revised in Part II of this Registration Statement.
PART II
INFORMATION REQUIRED IN THIS REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The Commission allows us to “incorporate by reference” the information that we file with them, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is an important part of this Registration Statement, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the following documents and all documents that we subsequently file with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than, in each case, information furnished rather than filed) until all of our common stock covered by this Registration Statement is issued or a post-effective amendment to this Registration Statement is filed that deregisters all of such common stock then remaining unsold:
•	our annual report on Form 10-K for the year ended December 31, 2008;

•	our quarterly report on Form 10-Q for the quarter ended March 31, 2009;

•	our current reports on Form 8-K, filed with the Commission on February 2, 2009, February 20, 2009, February 27, 2009 (two reports) and April 29, 2009, and our current report on Form 8-K/A filed with the Commission on April 28, 2009; and

•	the description of our common stock set forth in our registration statements filed pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.
You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing), at no cost, by writing to us at the following address or calling the following number:
Noble Energy, Inc.
100 Glenborough Drive
Suite 100
Houston, Texas 77067
(281) 872-3100
Attention: Arnold J. Johnson
Item 4. Description of Securities.
     Not Applicable
Item 5. Interests of Named Experts and Counsel.
     Not Applicable

Item 6. Indemnification of Directors and Officers.
     Article VI of our bylaws, as amended, provides for indemnification of officers and directors of Noble Energy, Inc., as well as its employees if desired, to the extent authorized by the Delaware General Corporation Law. Pursuant to Section 145 of the DGCL, we generally have the power to indemnify our current and former directors, officers, employees and agents against expenses and liabilities that they incur in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, our best interests, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The statute expressly provides that the power to indemnify or advance expenses authorized thereby is not exclusive of any rights granted under any charter provision, bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, both as to actions in such person’s official capacity and as to action in another capacity while holding such office. We also have the power to purchase and maintain insurance for such directors and officers.
     We have also entered into individual indemnification agreements with our directors and executive officers. These agreements indemnify those directors and officers to the fullest extent permitted by law against inordinate risks of claims and actions against them arising out of their service to and activities on behalf of Noble Energy.
Item 7. Exemption from Registration Claimed.
     Not Applicable.
Item 8. Exhibits.
     Reference is made to the Exhibit Index that appears at page 6 of this Registration Statement for a detailed list of exhibits filed as a part hereof.
Item 9. Undertakings.
     (a) The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;
     (iii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;
provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange

Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on April 30, 2009.

NOBLE ENERGY, INC.
By:	/s/ Charles D. Davidson
Charles D. Davidson
Chairman and Chief Executive Officer

POWER OF ATTORNEY
     Each person whose signature appears below hereby constitutes and appoints Charles D. Davidson, Chris Tong and Arnold J. Johnson, and each of them, any of whom may act without joinder of the others, his or her lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, including any and all post-effective amendments, and to file the same with all exhibits thereto and other documents necessary or advisable in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities indicated below on April 28, 2009.

Signature	Title

/s/ Charles D. Davidson	Chairman and Chief Executive Officer
Charles D. Davidson	(Principal Executive Officer)

/s/ Chris Tong	Senior Vice President, Chief Financial Officer
Chris Tong	(Principal Financial Officer)

/s/ Frederick B. Bruning	Vice President, Chief Accounting Officer
Frederick B. Bruning	(Principal Accounting Officer)

/s/ Jeffrey L. Berenson	Director
Jeffrey L. Berenson

/s/ Michael A. Cawley	Director
Michael A. Cawley

/s/ Edward F. Cox	Director
Edward F. Cox

/s/ Thomas J. Edelman	Director
Thomas J. Edelman

/s/ Eric P. Grubman	Director
Eric P. Grubman

/s/ Kirby L. Hedrick	Director
Kirby L. Hedrick

Signature	Title

/s/ Scott D. Urban	Director
Scott D. Urban

/s/ William T. Van Kleef	Director
William T. Van Kleef

INDEX TO EXHIBITS

Exhibit
No.	Description
4.1	Noble Energy, Inc. 1992 Stock Option and Restricted Stock Plan (as amended through April 28, 2009), (filed as exhibit 10.1 to Registrant's Current Report on Form 8-K (Date of Event: April 28, 2009) filed April 29, 2009 and incorporated herein by reference)

5.1*	Opinion of Thompson & Knight LLP

23.1*	Consent of KPMG LLP, Independent Registered Public Accounting Firm

23.2*	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

23.3*	Consent of Thompson & Knight LLP (included in Exhibit 5.1)

23.4*	Consent of Netherland, Sewell & Associates, Inc.

24.1*	Power of Attorney (included in Part II as a part of the signature page of the Registration Statement)

*	Filed herewith.